FOR IMMEDIATE RELEASE: Monday, August 26, 2002

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

          MITY ENTERPRISES TO EXPLORE STOCK REPURCHASE FROM INSIDERS


OREM, Utah--MITY Enterprises, Inc. (Nasdaq:MITY), a designer, manufacturer and marketer of a variety of institutional furniture, today announced that it is exploring the possibility of repurchasing up to 800,000 shares of its outstanding common stock currently held by certain directors and affiliates of the Company. The potential transaction, if effected, would be through privately negotiated transactions at a purchase price of $12.00 per share. The Company's stock closed today at $12.36 per share. MITY Enterprises expects to decide whether it will formally offer to repurchase shares from such directors and affiliates within the next three to seven days, subject to the approval of its independent director.

The Company has engaged in preliminary discussions with the following directors and affiliates about repurchasing shares from them:

     - Gregory L. Wilson, the Chairman of the Board of Directors;
     - Ralph E. Crump, Peter Najar, and C. Lewis Wilson, each a director;
     - and Constance Crump, the daughter of Ralph Crump and the spouse of Peter Najar.

These directors and affiliates comprise the original angel investor group that funded MITY Enterprises' startup in 1988. None of the current executive officers of MITY Enterprises would participate in the potential repurchase.

In preliminary discussions with MITY Enterprises, such directors and affiliates have identified investment diversification, estate planning and desired liquidity as possible reasons why they might accept offers to repurchase shares from MITY Enterprises, if offers are made.

"As we consider alternative uses for our growing cash position and review current investment opportunities, it appears that a significant stock repurchase program might be in the best interest of shareholders," said Bradley T Nielson, President and Chief Executive Officer of MITY Enterprises. "For almost a year we have had a stock repurchase program in place to repurchase up to 275,000 shares of common stock. Although occasionally we have been able to repurchase small quantities of stock, we have been unsuccessful in completing all authorized stock repurchases. Completing a significant stock repurchase from our directors and affiliates might be the best way for us to quickly repurchase stock, especially considering we can potentially do it at a discount to today's market price."

Nielson also noted, "Even if we executed a significant insider repurchase program as we are contemplating, the potential director and affiliate participants would still own about 37 percent of MITY Enterprises and would still remain close to the organization. More importantly, we anticipate that Greg Wilson, the Chairman of the Board of Directors and our founder, would beneficially own approximately 19 percent of the total shares outstanding after participating in the repurchase, versus the 24 percent ownership he has today."

"Last year's return on equity from continuing operations was 16 percent," noted Paul R. Killpack, Chief Financial Officer of MITY Enterprises. "Had we done this transaction at the beginning of the last fiscal year, our pro forma return on equity, assuming other factors remained constant, would have been 27 percent. This proposed repurchase of our own stock appears to make a lot of sense right now."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. Its product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. MITY Enterprises' products are marketed under the Mity-Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

This press release contains "forward-looking statements" related to: (i) the possible repurchase by MITY Enterprises of up to 800,000 shares of its common stock held by certain directors and affiliates; (ii) MITY Enterprises's belief that the possible stock repurchase could help to increase its return on equity from continuing operations; (iii) MITY Enterprises's ability to fund the possible repurchase transaction with its current cash position and whether such cash position will continue to grow; and (iv) the potential director and affiliate participants' ownership of MITY Enterprises' outstanding common stock after completing the possible repurchase transaction. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and inherently are subject to risks and uncertainties, including the uncertainty whether MITY Enterprises will offer to repurchase any shares, general economic uncertainties and the risk factors listed in MITY Enterprises' filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those projected. All forward-looking statements in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements for revisions or changes after the date of this release.
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